                                            EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
December 1, 2022

Centrus Energy Finalizes Contract with U.S. Department of Energy to Complete HALEU Cascade Construction and Produce HALEU for Up to 10 Years

Bethesda, Md -- Centrus Energy Corp. (NYSE American: LEU) announced that its wholly-owned subsidiary, American Centrifuge Operating LLC (ACO), has signed a definitized contract with the U.S. Department of Energy (DOE) to pioneer production of High-Assay, Low-Enriched Uranium (HALEU) at its facility leased from DOE in Piketon, Ohio. ACO was selected for the competitively-awarded contract by the Department of Energy on November 10, 2022. As part of a previous, cost-shared contract awarded in 2019, Centrus has been deploying its AC100M advanced uranium enrichment centrifuges in Piketon and has secured a license amendment from the U.S. Nuclear Regulatory Commission, making it the only NRC-licensed HALEU production site.

“Centrus is strongly committed to pioneering production of HALEU to support the deployment of the next generation of reactors and help meet the surging global demand for carbon-free energy,” said Daniel B. Poneman, Centrus President and CEO. “Bringing the demonstration cascade online and starting HALEU production represents a critical step toward restoring a domestic enrichment capability for the Nation. We are dedicated to excellence in the execution of our responsibilities under this contract.”

HALEU is an advanced nuclear fuel required for most of the next-generation reactor designs currently under development. Nine of the ten advanced reactor designs selected for funding under the Department of Energy’s Advanced Reactor Demonstration Program, including the two demonstration reactors, will rely on HALEU, as will the first non-light water reactor to enter licensing review by the NRC.

The base contract value is approximately $150 million in two phases through 2024. Phase One includes an approximately $30 million cost share contribution from Centrus matched by approximately $30 million from the Department to finish construction, bring the cascade online, and demonstrate production of 20 kilograms of 19.75% enriched HALEU by December 31, 2023.

In Phase Two of the contract, ACO will continue production for a full year at an annual production rate of 900 kilograms of HALEU. The Department will own the HALEU produced from the demonstration cascade and Centrus will be compensated on a cost-plus-incentive-fee basis, with an expected Phase Two contract value of approximately $90 million, subject to appropriations. The contract also gives the Department options to pay for up to nine additional years of production from the cascade beyond the base contract; those options are at the Department’s sole discretion and subject to the availability of Congressional appropriations.

Expanding to Commercial Scale Production

Separate from the operations contract, Centrus could scale up the Piketon facility with additional centrifuge cascades for expanded HALEU production – given sufficient additional funding or offtake contracts. A full-scale HALEU cascade with a capacity of approximately 6,000 kilograms of HALEU per year (6 MTU/year) could be brought online within about 42 months of securing the funding to do so; an additional cascade could be added every six months after that. Such an expansion would mobilize hundreds of union workers in Ohio to build and operate the plant and support thousands of direct and indirect jobs across a manufacturing supply chain that is 100 percent domestic.

About Centrus Energy

Centrus Energy is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources – helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal. With world-class technical and engineering capabilities, Centrus is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.

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Forward-Looking Statements:

This press release may contain statements that constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider this press release and our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Reports filed on Form 10-Q. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Contact:
Dan Leistikow at LeistikowD@centrusenergy.com